UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

BCO Hydrocarbon Ltd.
 (Exact name of registrant as specified in its charter)

Nevada	26-3261559
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

8520 NE 25th Street, Clyde Hill, WA	98004-1645
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which Each class is to be registered
N/A	N/A

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A(c), check the following box.    [   ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A(d), check the following box.    [X]

Securities Act registration statement file number to which this form relates: 333-154877 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.0001 par value
(Title of Class)

(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered.

Common Stock

Our Articles of Incorporation authorize the issuance of 200,000,000 shares of common stock with $0.0001 par value.  We are not authorized to issue any series or shares of preferred stock.  Each record holder of common stock is entitled to 1 vote for each share held in all matters properly submitted to the stockholders for their vote.  Cumulative voting for the election of directors is not permitted by our By-Laws.

Holders of outstanding shares of common stock are entitled to such dividends as may be declared from time to time by the Board of Directors out of legally available funds; and, in the event of liquidation, dissolution or winding up of our affairs, holders are entitled to receive, ratably, our net assets available to stockholders after distribution is made to the preferred stockholders, if any, who are given preferred rights upon liquidation.  Holders of outstanding shares of common stock have no preemptive, conversion or redemptive rights.  To the extent that additional shares of our common stock are issued, the relative interest of then existing stockholders may be diluted.

Item 2.	Exhibits

Number	Description
3.1	Articles of Incorporation	*
3.2	Bylaws	*

*Incorporated by reference to the Exhibits filed with the Registrant’s registration statement on Form S-1 on October 30, 2008.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

BCO HYDROCARBON LTD., a Nevada Corporation

Date: March 18, 2009	By:	/s/ Malcolm Albery
Name: Malcolm Albery
Title: President, Principal Executive Officer, Principal Financial Officer, and Member of the Board of Directors